NEWS RELEASE For Immediate Release March 7, 2005	Contact:	Kenneth J. Abod Senior Vice President and Treasurer (703) 273-7500

SUNRISE REPORTS FOURTH-QUARTER 2004 EPS OF $0.57

41 Percent Increase in EPS Excluding Income From Property Sales and Marriott Senior Living
Transition Expenses, Driven By Increases in Management Services Revenue and
Occupancy Rates

Conference Call Scheduled for Tomorrow (March 8th) at 10:00 a.m. EST

     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported fourth-quarter 2004 earnings per share of $0.57 (diluted). Fourth-quarter 2004 results include $1.8 million, or $0.05 per share, of costs related to Sarbanes-Oxley compliance and $353,000, or $0.01 per share, of income from the sale of a property. Sunrise expects to recognize the remaining $1.7 million, or $0.04 per share, of income from the sale of this property in 2006, subject to the operating performance of the property. Fourth-quarter 2003 earnings per share for the Company were $0.67 (diluted). The decrease in fourth-quarter, year-over-year earnings per share reflects the anticipated reduction in income from property sales of $12.0 million, or $0.31 per share, which was partially offset by continued strong growth in Sunrise’s management services and consolidated community operations and lower net interest expense.

     For 2004, Sunrise reported earnings per share of $2.24 (diluted), compared to earnings per share of $2.63 (diluted) in 2003. The decrease in earnings per share reflects the anticipated $51.3 million, or $1.31 per share, reduction in income from property sales, which was partially offset by continued strong growth in Sunrise’s management services and consolidated community operations, and lower net interest expense. Earnings in 2004, excluding income from property sales ($24.3 million or $0.62 per share), increased 62 percent to $1.62 per share, compared to 2003 earnings excluding income from property sales ($75.6 million or $1.91 per share) and transition expenses ($10.8 million or $0.28 per share) of $1.00 per share (there were no transition expenses in 2004). Sunrise believes earnings per share excluding income from property sales and transition expenses is a helpful measure in understanding its operating results in light of the Company’s management services transformation and the non-recurring nature of the transition expenses.

     Fourth-quarter 2004 earnings excluding income from property sales ($353,000 or $0.01 per share) increased 41 percent to $0.56 per share, which was at the high-end of the Company’s guidance range of $0.52 to $0.56 per share, compared to fourth-quarter 2003 earnings excluding income from property sales ($12.4 million or $0.32 per share) and transition expenses associated with the Marriott Senior Living transaction ($2 million or $0.05 per share) of $0.40 per share (there were no transition expenses in the fourth quarter of 2004).

     The strong growth in fourth-quarter 2004 earnings excluding income from property sales and transition expenses was generated primarily by:

Sunrise Reports Fourth-Quarter and Full-Year 2004 Financial Results / page 2

•	A $3.7 million, or 13 percent, increase in management services revenues less management services expenses for the fourth quarter of 2004 versus the fourth quarter of 2003. This increase was primarily driven by an 11 percent increase in revenues under management, which was generated by strong revenue growth in Sunrise’s operating portfolio, including improved same-store revenue performance, increased pre-opening activity, as well as growth in the number of communities managed. At the end of 2004, Sunrise had 33 properties under construction compared to 23 properties under construction at the end of 2003.

•	A $2.9 million reduction in net interest expense in the fourth quarter of 2004 versus the fourth quarter of 2003 as a result of lower financing fees associated with mortgage debt, additional capitalized interest driven by more properties under construction, and higher interest income due to an increase in notes receivable and a $500,000, or $0.01 per share, one-time foreign currency translation gain upon repayment of one note.

•	A $2.6 million increase in net operating income from Sunrise’s consolidated operating portfolio, which was driven by solid revenue growth and improved expense control.

     “2004 was another strong year for Sunrise and our 35,000 team members,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “Excellent sector dynamics, an accelerating European expansion program, and our recently announced agreement to purchase the management business of The Fountains group of senior living communities all bode well for a strong 2005 as well.”

     Portfolio Growth

     As of December 31, 2004, Sunrise operated 380 communities. During the fourth quarter, Sunrise opened four communities developed by Sunrise (combined capacity for 356 residents). Three of the newly developed communities are managed for third parties and one is managed for a Sunrise joint venture. Also, during the fourth quarter of 2004, Sunrise closed one consolidated smaller community and expects to sell the property in the first half of 2005 for approximately its book value.

     Sunrise has expanded its development program to respond to strong demand in its core domestic and international major metropolitan markets. In the fourth quarter of 2004, Sunrise began construction on eight new communities. During fiscal year 2004, Sunrise began construction on 23 new communities (16 in the United States, one in Canada, four in the United Kingdom and two in Germany). As of December 31, 2004, Sunrise had 33 communities under construction, with a combined capacity for 2,900 residents. Sunrise expects as many as six additional construction starts in the first quarter of 2005 and expects to start construction on as many as 35 total projects (capacity for approximately 3,715 residents) in 2005.

     In the fourth quarter of 2004, Sunrise announced the formation of Sunrise Senior Living Real Estate Investment Trust (Sunrise REIT). This independent Canadian entity closed its initial public offering (IPO) and began trading on the Toronto Stock Exchange in December 2004. Sunrise REIT was established to own and invest in the development of senior living communities in Canada and the United States, and upon the closing of its IPO, Sunrise REIT acquired interests in 23 senior living communities from Sunrise and Sunrise joint ventures (three directly from Sunrise and 20 from joint ventures), eight of which are in Canada and 15 of which are in the United States. Sunrise REIT also acquired an 80 percent interest in a Sunrise community that is in lease up in Canada, with Sunrise retaining a 20 percent interest. In February 2005, Sunrise REIT agreed to acquire an 80 percent interest in two additional Sunrise developed properties that currently are under construction.

Sunrise Reports Fourth-Quarter and Full-Year 2004 Financial Results / page 3

     Also in the fourth quarter of 2004, Sunrise announced that it entered into an agreement with JPMorgan Fleming Asset Management’s Special Situation Property Fund to jointly fund a venture for the development of eight senior living communities with a combined capacity of 716 residents. Currently, seven of these eight communities are under construction and construction on the final property should begin in the first half of this year.

     Sunrise also recently announced it had secured an increase in equity development funding for its United Kingdom joint venture with an affiliate of Prudential Real Estate Investors that will provide for, in conjunction with loans provided by third-party lenders, total development funding for this venture of approximately $864.2 million, an 118 percent increase over the venture’s initial capital structure. Sunrise will maintain its 20 percent equity interest in the venture and has raised its funding commitment from $18.7 million to $34.6 million.

     In January 2005, Sunrise announced it had entered into asset purchase agreements with The Fountains, a Tucson, Arizona based owner and operator of senior living communities, to acquire management of 19 senior living communities, ownership of 18 of the communities, several undeveloped land parcels, and certain other assets. Sunrise’s prospective capital partner is an affiliate of Arcapita Inc. (formerly, Crescent Capital Investments Inc.). The Arcapita affiliate is expected to acquire an 80 percent interest in the real estate associated with 17 senior living communities to be held in a joint venture to be formed by Sunrise and the Arcapita affiliate. Joint ventures between Sunrise and affiliates of Arcapita have closed on multiple portfolio transactions in the past few years. Sunrise will acquire the 18th community and Sunrise will assume management of The Fountains’ 19 senior living communities (which have capacity for approximately 5,000 residents) under long-term management contracts upon the closing of the transaction, which is expected in mid-2005. Macquarie Capital Partners, a global real estate investment banking company, has been acting as the exclusive financial advisor in the transaction.

     Operational Highlights

     Revenues under management increased 11 percent to $464 million in the fourth quarter of 2004 from $417 million in the fourth quarter of 2003. For 2004, revenues under management increased by 29 percent to $1.8 billion from $1.4 billion in 2003. Revenues under management include revenues generated by Sunrise’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by Sunrise. General and administrative expenses as a percentage of revenue under management increased slightly in the fourth quarter of 2004 to 4.1 percent, compared to 4.0 percent in the fourth quarter of 2003 (excluding approximately $2 million of one-time transition costs associated with the Marriott Senior Living transaction), primarily due to the $1.8 million in additional costs for compliance with Sarbanes-Oxley requirements incurred in the fourth-quarter 2004.

     During the fourth quarter of 2004, Sunrise had 147 communities (12,093 resident capacity) that were classified as “same-store” owned communities (communities in which Sunrise has an ownership interest and that were stabilized in both the fourth quarter of 2004 and 2003). Fourth-quarter 2004 revenue for this portfolio increased 6.5 percent over the fourth quarter of 2003 as a result of a 5.1 percent increase in the average daily rate ($137.37 compared to $130.69) and a 1.6 percent increase in occupancy (91.6 percent compared to 90.2 percent). Operating expenses for this portfolio increased 3.9 percent in the fourth quarter of 2004 over the year earlier period, which was in line with the Company’s expectations.

Sunrise Reports Fourth-Quarter and Full-Year 2004 Financial Results / page 4

     “We experienced strong occupancy growth in 2004, both in overall occupancy (to 87.7 percent from 86.1 percent) and same-store occupancy (to 91.6 percent from 90.2 percent),” said Thomas Newell, president, Sunrise Senior Living. “This is the sixth quarter in a row that same-store revenue growth exceeded 6 percent. This performance is a testament to the great service our operations team provides to our residents and the strong and growing demand for senior living services.”

     Capital Overview and Financing

     Sunrise ended 2004 with $156.8 million of cash and cash equivalents. In addition to its cash position and cash generated from operations, Sunrise has $143 million available under its corporate credit facility.

     Debt at the end of 2004 was $191.7 million, including $120 million of 5.25 percent convertible subordinated notes and $53.7 million in mortgages related to owned communities. Debt declined on a year-over-year basis by $6.5 million and was 17 percent of total assets at the end of 2004, compared to 19 percent at the end of 2003. Life care bonds of $26 million for 2004 and $25 million for 2003 have been reclassified out of the debt balances to other long-term liabilities to more appropriately reflect the Company’s debt obligations at the end of each period.

     Repurchase Program

     During the fourth quarter of 2004, Sunrise repurchased approximately $5.5 million of its common stock, which represents approximately 145,800 shares at a weighted average price of $37.59 per share. As a result, Sunrise has completed $39.4 million of its $50 million repurchase program announced in March 2004, leaving an additional $10.6 million of availability through May 2005.

     In total, under its $200 million repurchase program ($150 million repurchase program completed in March 2004 and the additional $50 million repurchase program announced in March 2004), Sunrise has repurchased $184.4 million of its common stock (6,289,468 million shares at a weighted average price of $29.31 per share) and $5 million of its 5.25 percent convertible subordinated notes.

     Outlook and Earnings

     Sunrise reaffirms it previous EPS guidance for 2005 of $1.82 to $1.92 per diluted share, excluding income from property sales and transition expenses, which would be an increase of 12 percent to 19 percent over fiscal year 2004 results of $1.62 per diluted share, excluding income from property sales of $24.3 million or $0.62 per share (there were no transition expenses in 2004). Sunrise’s guidance for 2005 does not assume any income from property sales or include $3.3 million of anticipated one-time transition costs related to The Fountains acquisition, which is expected to close mid-2005.

     The estimates above do not include the impact of expensing stock options under the Financial Accounting Standard Board’s Statement No. 123R. Over the last three years, Sunrise has reduced substantially the number of stock options granted annually to employees. In 2004, Sunrise did not expand any existing or adopt any additional stock option plans. Sunrise will begin expensing stock options in the third quarter of 2005 and currently estimates that its third- and fourth-quarter 2005 diluted earnings per share will be reduced by $0.04 and $0.03, respectively, to reflect the expensing of stock options. Sunrise expects the expensing of stock options to have a decreasing quarterly impact on diluted earnings per share through the third quarter of 2007.

Sunrise Reports Fourth-Quarter and Full-Year 2004 Financial Results / page 5

     Earnings per share guidance for the first quarter of 2005 is $0.37 to $0.40 per share, which is an increase of 19 percent to 29 percent over earnings per share of $0.31 in the first quarter of 2004, excluding income from property sales ($11.5 million or $0.25 per share). Sunrise’s guidance for the first quarter of 2005 does not assume any income from property sales.

     Sunrise anticipates first-quarter 2005 earnings per share excluding income from property sales will be lower than fourth-quarter 2004 results due to lower incentive fee income, fewer construction starts (up to six in the first quarter of 2005 versus eight in the fourth quarter of 2004) resulting in lower pre-opening management fees, and lower interest income. For the balance of 2005, Sunrise expects its earnings per share excluding income from property sales and one-time transition expenses to increase during the year as revenues and earnings from the existing portfolio increase, management fees from new community openings and new management contracts are received, and management fees from new construction starts, which are expected to increase throughout the year, are generated.

     Annual Stockholders’ Meeting

     Sunrise will hold its 2005 annual meeting of stockholders on Wednesday, May 11, 2005 at 9:00 a.m. ET at The Ritz-Carlton — Tysons Corner, located at 1700 Tysons Blvd., McLean, Va. Matters to be considered at the 2005 annual meeting include the election of directors and an increase in shares authorized for issuance under the Sunrise Employee Stock Purchase Plan.

     In accordance with the Company’s bylaws, written notice of any business to be brought by any stockholder at the 2005 annual meeting and nominations of persons for election to the Company’s Board of Directors must be delivered to, or mailed to and received by, the secretary of the Company at its principal executive office located at 7902 Westpark Drive, McLean, Virginia 22102, no later than March 22, 2005. The Company’s bylaws further specify the procedures to be followed and the information to be furnished by any stockholder in order to bring business before, or to make nominations of directors at, the 2005 annual meeting.

     Conference Call Information

     Sunrise will host a conference call tomorrow (Tuesday, March 8, 2005) at 10:00 a.m. EST to discuss the Company’s fourth-quarter and full-year 2004 financial results. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president and Larry Hulse, chief financial officer, will host the call. The call-in number is 703-871-3025 (access code not required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing 703-925-2533 (access code: 665389). The rebroadcast will be available through March 15, 2005. In addition, a recording of the call will be available on Sunrise’s Web site. A link to the recorded call and a copy of this earnings release will be available on the Company’s Web site in the Investor Relations’ section.

     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.-based Company employs more than 35,000 people. As of December 31, 2004, Sunrise operated 380 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for approximately 43,000 residents. Sunrise also had 33 communities under construction in these countries with a combined capacity for approximately 2,900 residents. Sunrise offers a full range

Sunrise Reports Fourth-Quarter and Full-Year 2004 Financial Results / page 6 of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as home care, nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise please visit http://www.sunriseseniorliving.com.

     Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, its ability to successfully complete The Fountains transaction and integrate it into the Company’s operations, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, market factors that could affect the value of the Company’s properties, the risks of downturns in economic conditions generally, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

###

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$156,783	$102,548
Accounts receivable, net	45,509	46,329
Notes receivable — affiliates	2,875	28,976
Deferred income taxes	25,412	23,570
Prepaid expenses and other current assets	80,074	34,472

Total current assets	310,653	235,895
Property and equipment, net	369,632	412,228
Notes receivable — affiliates	40,700	48,377
Management contracts and leaseholds, net	83,336	82,395
Costs in excess of assets acquired, net	123,713	106,139
Investments in unconsolidated senior living properties	93,016	73,834
Investments	28,173	5,610
Other assets	36,491	45,320

Total assets	$1,085,714	$1,009,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$167,091	$113,804
Deferred revenue	6,202	31,229
Current maturities of long-term debt	35,264	19,739

Total current liabilities	208,557	164,772
Long-term debt, less current maturities	156,402	178,383
Investments in unconsolidated senior living properties	1,404	3,371
Deferred income taxes	148,790	129,661
Other long-term liabilities	45,463	41,732

Total liabilities	560,616	517,919
Minority interests	1,580	1,603
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 20,576,275 and 20,987,730 shares issued and outstanding in 2004 and 2003, respectively	206	210
Additional paid-in capital	248,205	273,378
Retained earnings	271,796	221,109
Deferred compensation — restricted stock	(4,535)	(6,564)
Accumulated other comprehensive income	7,846	2,143

Total stockholders’ equity	523,518	490,276

Total liabilities and stockholders’ equity	$1,085,714	$1,009,798

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
Operating revenues:
Management services	$296,710	$266,075	$1,119,138	$767,765
Resident fees	86,541	84,182	342,786	340,775

Total operating revenues	383,251	350,257	1,461,924	1,108,540

Operating expenses:
Management services	265,112	238,223	1,015,562	692,917
Facility operating	65,035	65,291	258,667	254,203
General and administrative	19,095	18,176	73,263	72,596
Depreciation and amortization	6,345	5,022	21,378	16,406
Facility lease	12,846	11,600	47,085	38,511

Total operating expenses	368,433	338,312	1,415,955	1,074,633

Other Income:
Income from property sales	353	12,396	24,330	75,579

Income from operations	15,171	24,341	70,299	109,486
Interest income (expense):
Interest income	3,115	1,733	8,533	8,869
Interest expense	(1,587)	(3,136)	(7,069)	(25,440)

Net interest income (expense)	1,528	(1,403)	1,464	(16,571)
Equity in earnings of unconsolidated senior living properties	3,560	1,345	9,394	5,343
Minority interests	(80)	(183)	(701)	(1,105)

Income before income taxes	20,179	24,100	80,456	97,153
Provision for income taxes	(7,466)	(8,676)	(29,769)	(34,975)

Net income	$12,713	$15,424	$50,687	$62,178

Net income per common share data:
Basic:
Basic net income per common share	$0.63	$0.76	$2.50	$2.92

Basic weighted-average shares outstanding	20,126	20,296	20,302	21,298

Diluted:
Diluted net income	$13,813	$16,545	$55,074	$66,762
Diluted net income per common share	$0.57	$0.67	$2.24	$2.63

Diluted weighted-average shares outstanding	24,444	24,701	24,629	25,374

Sunrise Senior Living, Inc.
Supplemental Information
As of December 2004
($ in millions except average daily rate )

			Resident
	Communities		Capacity
	Q4 03	Q4 04	Q4 03	Q4 04
Community Data
Communities managed for third party owners	187	195	23,651	24,237
Communities in joint ventures	120	125	10,561	10,929
Communities consolidated	66	60	8,539	7,943

Total communities operated (1)	373	380	42,751	43,109

Percentage of Total Operating Portfolio
Assisted Living			67%	69%
Independent Living			23%	22%
Skilled Nursing			10%	9%

Total			100%	100%

Selected Operating Results

	Q4 03	Q4 04
Number of communities (1)	373	380
Resident capacity	42,751	43,109
Occupancy	86.1%	87.7%
II. Same-Store Owned Portfolio Operating Results (2)

	Q4 03	Q4 04	% Change
Number of communities	147	147	—
Resident capacity	12,093	12,093	—
Revenue	$133.12	$141.72	6.5%
Facility operating expense (3)	$83.57	$86.87	3.9%
Occupancy	90.2%	91.6%	1.6%
Average daily rate (4)	$130.69	$137.37	5.1%
III. Selected Total Portfolio Operating Results (5)
Total revenue of communities under management	$417.0	$463.7
Total G&A expenses as a percentage of total revenue of communities under management	4.4%	4.1%
Total G&A expenses, excluding transition expenses, as a percentage of total revenues of communities under management (6)	4.0%	4.1%
Other Information
Consolidated Debt
Fixed principal amount	$156.4	$148.3
Fixed weighted average rate	5.50%	5.74%
Variable principal amount	$41.7	$43.4
Variable weighted average rate	3.27%	4.57%
Total debt	$198.1	$191.7
Total weighted average rate	5.03%	5.48%

Sunrise Senior Living. Inc.
Supplemental Information (continued)
As of December 2004
($ in millions except average daily rate)

	Q4 03	Q4 04
Development Information
Construction in progress	$82.5	$68.2
Capitalized interest	$0.8	$1.6
Capital expenditure	$31.4	$25.8
Pre-tax start-up losses (7)	$(1.2)	$(0.7)

Number of Development Communities to be Opened (Resident Capacity)

	Q1 05	Q2 05	Q3 05	Q4 05
Consolidated communities	—	—	1(84)	—
Joint venture communities	5(460)	3(198)	3(274)	3(263)
Managed communities	—	2(181)	1(96)	—

Notes

(1)	During the fourth quarter of 2004, Sunrise opened four newly developed communities and closed one wholly owned community.

(2)	Same-store owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the fourth quarter of 2004 and 2003. This includes consolidated and joint venture communities.

(3)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-store joint venture communities in order to make comparisons between consolidated and joint venture communities consistent.

(4)	Average daily rate excludes community fees.

(5)	Includes all revenues for communities operated by Sunrise.

(6)	G&A expenses used in this calculation exclude transition expenses of $2.0 million for the three months ended December 31, 2003. In light of the one-time transition expenses associated with the Marriott Senior Living Services transaction, Sunrise believes this calculation is relevant in understanding its recurring G&A expenses as a percentage of revenues under management.

(7)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.